UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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TRM CORPORATION

(Name of Registrant as Specified in its Charter)

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Notice of Annual Meeting of Shareholders
July 19, 2007

To Our Shareholders:

The annual meeting of the shareholders of TRM Corporation, an Oregon corporation (the “Company”), will be held on Thursday, July 19, 2007, at 9:00 a.m. at the offices of Ledgewood, P.C., 1900 Market Street, Suite 750, Philadelphia, Pennsylvania 19103 for the following purposes:

1.	To elect four members of the Board of Directors.

2.	To transact such other business as may properly come before the meeting or any adjournment thereof.

All shareholders are invited to attend the meeting. Holders of record of the Company’s common stock at the close of business on June 12, 2007, are entitled to notice of and to vote at the meeting.

By Order of the Board of Directors

Harmon S. Spolan
Secretary

Portland, Oregon
June 18, 2007

YOUR VOTE IS IMPORTANT.

Whether or not you plan to attend the annual meeting, please promptly sign and date your enclosed proxy and return it in the postage paid envelope.

A shareholder who completes and returns the proxy and subsequently attends the meeting may elect to vote in person, since a proxy may be revoked at any time before it is exercised. Retention of the proxy is not necessary for admission to the meeting.

PROXY STATEMENT
VOTING SECURITIES
PRINCIPAL SHAREHOLDERS
ELECTION OF DIRECTORS
CORPORATE GOVERNANCE
DIRECTOR AND EXECUTIVE COMPENSATION
COMPENSATION COMMITTEE REPORT
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
SHAREHOLDER PROPOSALS
SHAREHOLDER COMMUNICATIONS
OTHER MATTERS
SHAREHOLDERS SHARING AN ADDRESS
ANNUAL REPORT ON FORM 10-K

PROXY STATEMENT

The enclosed proxy is solicited by the Board of Directors of TRM Corporation (the “Company”) for use at the 2007 Annual Meeting of Shareholders (the “Annual Meeting”) to be held on Thursday, July 19, 2007, at 9:00 a.m. at the offices of Ledgewood, P.C., 1900 Market Street, Suite 750, Philadelphia, Pennsylvania 19103, and at any adjournments thereof.

The cost of soliciting proxies will be borne by the Company, including expenses in connection with the preparation and mailing of the proxy statement, form of proxy and any other material furnished to the shareholders by the Company in connection with the annual meeting. In addition to the solicitation of proxies by mail, employees of the Company may also solicit proxies by telephone and personal contact. These employees will not receive any special compensation in connection therewith. The Company has retained Registrar and Transfer Company to assist in the mailing of the proxy statement and collection of proxies by mail from brokers and other nominees at an estimated cost of $1,500. The Company’s Annual Report on Form 10-K covering the year ended December 31, 2006, which includes the Company’s consolidated financial statements, is being mailed to shareholders together with these proxy materials on or about June 18, 2007.

Any person giving a proxy in the form accompanying this proxy statement has the power to revoke it at any time before its exercise. The proxy may be revoked by filing with the Secretary of the Company an instrument of revocation or a duly executed proxy bearing a later date. The proxy may also be revoked by affirmatively electing to vote in person while attending the meeting. However, a shareholder who attends the meeting need not revoke the proxy and vote in person unless he or she wishes to do so. The presence at the Annual Meeting in person or by proxy of holders of outstanding common stock entitled to cast a majority of all the votes entitled to be cast at the meeting will constitute a quorum. In order to be elected as a director as described below, a nominee must receive a plurality of all the votes cast at the Annual Meeting at which a quorum is present, which means that the nominees with the most votes are elected. For any other matter which may properly come before the meeting, the affirmative vote of the holders of at least a majority of the votes cast at the Annual Meeting at which a quorum is present is required, either in person or by proxy, for approval, unless otherwise required by law.

Any proxy not specifying to the contrary, and not designated as broker non-votes as described below, will be voted FOR the election of the directors.

Should any matters not described above be properly presented at the meeting, the persons named in the proxy form will vote in accordance with their judgment. The proxy form authorizes these persons, in their discretion, to vote upon such matters as may properly be brought before the Annual Meeting or any adjournment, postponement or continuation thereof.

Common stock represented at the Annual Meeting in person or by proxy but not voted on one or more proposals will be included in determining the presence of a quorum, but will not be considered cast on any proposal on which they were not voted. A failure by brokers to vote common stock held by them in nominee name will mean that such common stock will not be counted for the purposes of establishing a quorum and will not be voted. If a broker does not receive voting instructions from the beneficial owner of common stock on a particular matter and indicates on the proxy delivered with respect to such common stock that it does not have discretionary authority to vote on that matter, which is referred to as a broker “non-vote,” that common stock will be considered as present for the purpose of determining whether a quorum exists, but will not be considered cast on any proposal on which they were not voted. Brokers that are member firms of the New York Stock Exchange and who hold common stock in street name for customers generally have the discretion to vote those shares of common stock with respect to certain matters, including the election of directors, if they have not received instructions from the beneficial owners. With respect to the election of directors described in this proxy statement, votes that are withheld and broker “non-votes” will not be included in the vote. With respect to any other matter properly brought before the Annual Meeting requiring the affirmative vote of the holders of at least a majority of the votes cast at the Annual Meeting at which a quorum is present, either in person or by proxy, for approval, (a) abstentions will be counted as votes cast on any matter and will have the effect of a vote against the relevant proposal and (b) broker “non-votes” will not be counted as votes cast on any matter, and will have no effect on the results of voting with respect to such proposals and other matters.

VOTING SECURITIES

The Company’s outstanding voting securities consist of common stock. The record date for determining holders of common stock entitled to vote at the Annual Meeting was June 12, 2007. On that date, there were 17,143,589 shares of common stock outstanding, each entitled to one vote per share. The common stock does not have cumulative voting rights.

PRINCIPAL SHAREHOLDERS

The following table sets forth the number and percentage of shares of common stock beneficially owned, as of June 12, 2007, by each of the Company’s directors and executive officers, all of its directors and executive officers as a group and other persons who beneficially own more than 5% of outstanding voting securities. This information is reported in accordance with the beneficial ownership rules of the SEC under which a person is deemed to be the beneficial owner of a security if that person has or shares voting power or investment power with respect to such security or has the right to acquire such ownership within 60 days. Shares issuable pursuant to options or warrants exercisable within 60 days are deemed to be outstanding for purposes of computing the percentage of the person or group holding such options but are not deemed to be outstanding for purposes of computing the percentage of any other person. Unless otherwise indicated in footnotes to the table, each person listed has sole voting and dispositive power with respect to the securities owned by such persons.

		Percent
Beneficial Owner	Number(1)(2)	of Class

GSO Funds(3) 280 Park Avenue New York, NY 10017	2,019,445	9.9%
Peninsula Capital Management, LP(4) 235 Pine Street, Suite 1818 San Francisco, CA 94104	1,696,476	9.9%
Edward E. Cohen(5) 1845 Walnut Street, 10th Floor Philadelphia, PA 19103	1,109,566	6.4%
Lance Laifer(6) 112 West 27th Street New York, NY 10001	1,109,004	6.5%
Stark Master Fund(7) 3600 South Lake Drive St. Francis, WI 53235	865,454	5.0%
Kenneth L. Tepper(8) 430 N. Ithan Avenue Bryn Mawr, PA 19010	336,915	2.0%
Jeffrey F. Brotman 5208 N.E. 122nd Avenue Portland, OR 97230	200,021	1.2%

		Percent
Beneficial Owner	Number(1)(2)	of Class

Danial J. Tierney(9) P. O. Box 1177 Brush Prairie, WA 98606	150,000		*
Richard B. Stern 5208 N.E. 122nd Avenue Portland, OR 97230	50,000		*
Alan D. Schreiber, M.D. 821 Westview Street Philadelphia, PA 19119	41,800		*
Harmon S. Spolan 1900 Market Street, 4th Floor Philadelphia, PA 19103	21,000		*
Nancy Alperin 1736 Pine Street, Suite 100 Philadelphia, PA 19103	19,000		*
Daniel E. O’Brien 5208 N.E. 122nd Avenue Portland, OR 97230	15,000		*
Ashley S. Dean(10) 1A Meadowbrook, Maxwell Way Crawley, West Sussex RH10 95A	2,203		*
Jon S. Pitcher 5208 N.E. 122nd Avenue Portland, OR 97230	—	—
Tony C. Banks 4263 Wedgewood Drive Copley, OH 44321	—	—
John S. White 1385 York Avenue Apartment 25C New York, NY 10021	—	—
Directors and executive officers as a group (10 persons)	1,456,387	8.3%

*	Represents less than 1 percent.

(1)	The number of common shares that may be obtained upon exercise of options that are currently exercisable or exercisable within 60 days of June 12, 2007 are as follows: Mr. Edward E. Cohen 315,000 shares; Ms. Nancy Alperin 15,000 shares; Mr. Harmon S. Spolan 15,000 shares; Mr. Daniel E. O’Brien 15,000 shares, and Dr. Alan D. Schreiber 10,000 shares; and all executive officers and directors as a group, 370,000 shares.

(2)	On May 15, 2006, Mr. Jeffrey F. Brotman received an award of 200,000 shares of restricted common stock. The award vests 25% per year beginning May 15, 2007, so that the award will be fully vested in four years. On July 25, 2006, Mr. Daniel J. Tierney received an award of 15,000 shares of restricted common stock. Upon Mr. Tierney’s resignation on January 1, 2007, the award vested 100%. On October 4, 2006, Mr. Richard B. Stern received an award of 50,000 shares of restricted common stock. The award will vest 33.3% per year beginning October 4, 2007, so that the award will be fully vested in three years. The restricted stock awarded, whether or not vested, carries with it stockholder rights, including the right to vote the shares. These shares are included in the number of shares reported as beneficially owned by Messrs. Brotman, Stern and Tierney.

(3)	This information is based upon a Schedule 13G dated January 30, 2007, and filed with the Securities and Exchange Commission (“SEC”). Each of GSO Credit Opportunities Fund (Helios), L.P., GSO Special Situations Overseas Benefit Plan Fund Ltd., GSO Special Situations Overseas Fund, Ltd. and GSO Domestic Capital Funding LLC, which are collectively referred to as the GSO Funds, holds warrants, which are collectively exercisable for the aggregate amount of 3,072,074 shares of common stock. GSO Special Situations Fund LP owns 100% of the equity in GSO Domestic Capital Funding LLC. GSO Capital Partners LP is the investment manager to each of the GSO Funds and GSO Special Situations Fund LP and is therefore vested with investment discretion with respect to the warrants and the shares of common stock issuable upon exercise of the warrants. GSO LLC is the general partner of GSO Capital Partners LP, and in that capacity, directs its operations. Bennett J. Goodman, J. Albert Smith III and Douglas I. Ostrover are the managing members of GSO LLC, and in that capacity, direct its operations. As such, each of the GSO Funds, Special Situations Fund LP, GSO Capital Partners LP, GSO LLC, Mr. Goodman, Mr. Smith and Mr. Ostrover may be deemed a beneficial owner of the warrants and the shares of common stock issuable upon exercise of the warrants held by the GSO Funds. The number of shares reflected is equal to 9.99% of the Company’s issued and outstanding shares of common stock, as each of the warrants provides that in no event shall the holder of any warrant be entitled to exercise such warrant for any number of shares that, upon giving effect to such exercise, would cause the aggregate number of shares of the Company’s common stock owned by the reporting persons to exceed 9.99% of the Company’s outstanding shares of common stock following such exercise. The total number of shares for which the warrants are exercisable, absent the foregoing limitation, is 3,072,074.

(4)	This information is based upon a Form 4 dated May 22, 2007, and filed with the SEC on June 1, 2007. Peninsula Capital Management, LP may be deemed to be the beneficial owner of such securities by virtue of its role as the investment manager of Peninsula Master Fund, Ltd. and the general partner of other investment funds which own such securities.

(5)	Consists of 3,000 shares of common stock held directly, 37,522 shares held by a defined benefits plan of which Mr. Cohen is a beneficiary (with respect to which he disclaims beneficial ownership), 40,954 shares of common stock owned by individual retirement accounts for the benefit of Mr. Cohen and his spouse, 312,646 shares of common stock owned by a charitable foundation of which Mr. Cohen and his spouse are trustees (with respect to which he disclaims beneficial ownership), 400,444 shares of common stock held by a limited partnership of which Mr. Cohen and his spouse are the sole shareholders, officers and directors of the general partner and are the sole limited partners (with respect to which he disclaims beneficial ownership), and 315,000 shares acquirable upon exercise of options held by him. Mr. Cohen resigned from the Board of Directors effective June 15, 2007.

(6)	Based on information as of April 30, 2007 received from Mr. Lance Laifer, as sole director and principal stockholder of Laifer Capital Management, Inc., Mr. Laifer is the beneficial owner of 1,109,004 shares of common stock. Laifer Capital Management, Inc., has the sole power (i) to vote and to direct the voting of and (ii) to dispose and direct the disposition of 414,914 shares of common stock beneficially owned by Hilltop Partners, L.P., and sole power (i) to vote and to direct the voting of and (ii) to dispose and direct the disposition of 213,266 shares of common stock beneficially owned by Hilltop Offshore #2. Laifer shares with various Wolfson family entities the power to dispose and direct the disposition of 480,824 shares of common stock beneficially owned by the Wolfson entities. The Wolfson entities retain the sole power to vote and direct the voting of the shares of common stock owned by them. Mr. Laifer resigned from the Board of Directors on April 7, 2006.

(7)	This information is based upon a Schedule 13G dated February 26, 2007, and filed with the SEC on February 28, 2007, reporting that Michael A. Roth and Brian J. Stark, as the managing members of Stark Offshore Management LLC, which acts as the investment manager and has sole power to direct the management of Stark Master Fund Ltd., has sole voting and sole dispositive power with respect to no shares, and shared voting and shared dispositive power with respect to 865,454 shares.

(8)	Mr. Tepper resigned from the Company on March 13, 2006.

(9)	Mr. Tierney resigned from the Company on January 1, 2007.

(10)	Mr. Dean resigned from the Company on January 24, 2007.

ELECTION OF DIRECTORS

The Board of Directors is divided into three classes serving staggered three-year terms. The terms of office of Ms. Nancy Alperin and Messrs. Banks, Stern and White expire in 2007. The term of office of Mr. Harmon S. Spolan expires in 2008. The terms of office of Messrs. Brotman, Cohen and Dr. Schreiber expire in 2009. Although Mr. Banks was appointed to fill the vacancy in the 2008 class created by the resignation of Mr. Daniel G. Cohen on September 15, 2006, and Mr. White was appointed to fill the vacancy in the 2007 class created by the resignation of Mr. Hersh Kozlov on December 29, 2006, under Oregon law, Messrs. Banks and White must stand for election as a director at the annual meeting next following their appointment. Additionally, in May 2007, Mr. Richard B. Stern was appointed to the Board of Directors and, under Oregon law, he must also stand for election as a director at the annual meeting next following his appointment. Accordingly, Messrs. Banks’, Stern’s and White’s terms also expire in 2007.

Ms. Alperin and Mr. White have been nominated for a three-year term to serve until the 2010 annual meeting of shareholders and until their successors are elected and have qualified. Mr. Banks has been nominated for a one-year term to serve until the 2008 annual meeting of shareholders and until his successor is elected and has qualified. Mr. Stern has been nominated for a two-year term to serve until the 2009 annual meeting of shareholders and until his successor is elected and has qualified. Descriptions of the four nominees for election follow. For a description of the background of continuing directors, see “Background Information About Continuing Directors.”

It is the intention of the persons named in the accompanying form of proxy to vote for the four nominees, unless other instructions are given. Proxies cannot be voted for more than four nominees. If any nominee is unable to stand for election for any reason, proxies will be voted for the election of a substitute proposed by the Board of Directors.

The Board of Directors knows of no reason why any nominee might be unable or refuse to accept nomination or election.

The Board of Directors recommends a vote FOR Ms. Alperin and Messrs. Banks, Stern and White.

		Director
Director Nominees	Age	Since

Nancy L. Alperin was appointed to the Board of Directors in June 2002. Since 1999, she has been President and Chief Executive Officer of Maxwell Realty Company, Inc., a full service real estate and mortgage brokerage firm. Before January 1999, she was a sales associate with Maxwell Realty Company. Ms. Alperin is a member of the Philadelphia Board of Realtors and a licensed mortgage broker in Pennsylvania.	40	2002

Tony C. Banks was appointed to the Board of Directors in September 2006. He has been Vice President of Business Development for FirstEnergy Corporation, a public utility, since December 2005. Mr. Banks joined FirstEnergy Solutions, Inc., a subsidiary of FirstEnergy Corporation, in August 2004 as Director of Marketing and in August 2005 became Vice President of Sales & Marketing. Before joining FirstEnergy, Mr. Banks was a consultant to utilities, energy service companies and energy technology firms. From 2000 through 2002, Mr. Banks was President of RAI Ventures, Inc., a subsidiary of Resource America, Inc., a specialized asset management company, and Chairman of the Board of Optiron Corporation, which was an energy technology subsidiary of Atlas America, Inc., an energy company, then a subsidiary of Resource America, until 2002.	52	2006

Richard B. Stern, President and Chief Executive Officer. Mr. Stern has been the Company’s President and Chief Executive Officer since June 15, 2007. Prior to serving as President and Chief Executive Officer, Mr. Stern served as Chief Operating Officer from November 2006 to June 2007. He initially served as the Company’s Executive Vice President of Corporate Operations, from October 2006 to November 2006. Mr. Stern previously served as Vice President/General Manager of Building Solutions for American Tower Corporation from August 2005 to September 2005. He previously held that position with SpectraSite Communications, which was acquired by American Tower, from May 2002 to August 2005. From January 2000 to May 2002, Mr. Stern served as Vice President of Real Estate, Building Division, with SpectraSite Communications.	46	2007

John S. White was appointed to the Board of Directors in January 2007. He is a consultant in the financial services industry. From April 2002 to December 2006, Mr. White was Senior Vice President of Royal Alliance, a unit of AIG group of companies, holding various positions, including directing the firm’s external and internal communications, providing analytical support and strategic planning to the chief executive officer, and directing the sales practices of the firm’s more than 2,000 registered representatives. Prior to April 2002, Mr. White was President of DCC Securities Corporation, a NASD member securities trading firm which he founded in 1991. Mr. White has been a member of the Board of Directors of Resource America Inc. since 1993 and he is Chairman of their Corporate Governance Committee and a member of their Compensation Committee. He also served as a member of the Board of Directors of Atlas America, Inc. from September 2000 to February 2004. Mr. White is a certified public accountant.	67	2007

		Director
Background Information About Continuing Directors	Age	Since

Jeffrey F. Brotman, Chairman of the Board of Directors. Mr. Brotman was elected to the Board of Directors and appointed President and Chief Executive Officer in March 2006 and was elected Chairman of the Board in September 2006. Mr. Brotman resigned as President and Chief Executive Officer effective June 15, 2007. Mr. Brotman serves as Executive Vice President of Resource America, Inc., a specialized asset management company. Until March 2006, Mr. Brotman had been the President and Managing Member of the law firm, Ledgewood, P.C., in Philadelphia, Pennsylvania, which he joined in 1992. Mr. Brotman remained of counsel at Ledgewood until June 2007. He was on the Board of Directors of The Turnaround Fund, a Portland-based mutual fund, from its inception in 2003 until March 2006. He has been an adjunct Professor of Law at the University of Pennsylvania Law School since 1990, where he has taught courses in accounting and lending transactions. Mr. Brotman is also a certified public accountant.
	44	2006

Alan D. Schreiber, M.D. was elected to the Board of Directors in June 2003. Dr. Schreiber has held the position of Professor of Medicine since 1980 and Assistant Dean for Research since 1992 at the University of Pennsylvania School of Medicine. In addition, Dr. Schreiber was Scientific Founder and Chairman of the Scientific Advisory board of InKine Pharmaceutical Co. Inc., from 1994 to 2000. He served as Scientific Founder and Chief Scientific Officer at CorBec Pharmaceutical Co. Inc. from 1990 to 1994. He has been Founder and Scientific Chairman of ZaBeCor Pharmaceutical Co., LLC, since 2000.	65	2003

Harmon S. Spolan was elected a director in June 2002. He was a senior partner in the law firm of Cozen O’Connor in Philadelphia, Pennsylvania, which he joined in 1999, formerly chairing the Financial Services practice group, until 2007 when he was named Chair of the Cozen O’Connor Charitable Foundation, and was named of counsel to the firm. From 1977 until his retirement in 1999, he was President, Chief Operating Officer, and a director of JeffBanks, Inc., a bank holding company, and its subsidiary bank.	71	2002

Non-Director Executive Officers	Age

Daniel E. O’Brien, Chief Financial Officer. Mr. O’Brien has been the Company’s Chief Financial Officer since August 2004. From October 2001, when he joined the Company, until August 2004, Mr. O’Brien served as Vice President, Financial Services and Senior Vice President, Financial Services. Before joining the Company, Mr. O’Brien spent nearly 20 years in the financial services industry. From 1997 to October 2001, Mr. O’Brien served in several capacities at BankPhiladelphia in Philadelphia, Pennsylvania, ending as Vice-President of the Lending Division.	45

Jon S. Pitcher, Principal Accounting Officer. Mr. Pitcher has been the Company’s Principal Accounting Officer since November 2004. Mr. Pitcher previously served as the Company’s Corporate Controller and Director of Revenue since December 2003. Mr. Pitcher was self-employed from April 2001 until December 2003, providing accounting and consulting services to private and publicly-held clients. From 1991 to March 2001, Mr. Pitcher was Chief Financial Officer of OXIS International, Inc., a pharmaceutical development company.	57

CORPORATE GOVERNANCE

Information Concerning the Board of Directors and Certain Committees

The Board of Directors currently consists of seven directors, five of whom the Board of Directors has determined are independent within the meaning of NASD Rules 4200(a)(15) and 4350(d). The independent directors are Ms. Alperin, and Messrs. Schreiber, Spolan, Banks and White. Hersh Kozlov, Daniel G. Cohen and Edward E. Cohen also served as directors during 2006. Mr. Kozlov resigned from the Board of Directors on December 29, 2006, Mr. D. Cohen resigned from the Board of Directors on September 15, 2006 and Mr. E. Cohen resigned from the Board of Directors on June 15, 2007. Mr. Kozlov was an independent director within the meaning of NASD Rules 4200(a)(15) and 4350(d). Messrs. Banks and White replaced Messrs. D. Cohen and Kozlov in 2006. The Board of Directors held nine formal meetings during 2006. Each of the directors attended at least 75% of all meetings of the Board of Directors and committees on which they served. The Board of Directors does not have a formal policy governing director attendance at its annual meeting of shareholders; nonetheless, the Company believes that all of its directors will attend the meeting. All directors attended the 2006 annual meeting either in person or telephonically.

The standing committees of the Board of Directors are the Audit Committee, Compensation Committee, Executive Committee and Investment Committee. The Board of Directors as a group fulfills the nominating committee functions.

The Audit Committee reviews the scope and effectiveness of audits by the independent accountants, matters relating to the integrity of the Company’s finances and financial statements, the adequacy of the Company’s internal controls and related party transactions. The committee is also responsible for engaging the Company’s independent registered public accounting firm. The Audit Committee held three formal meetings during 2006. The members of the Audit Committee during 2006 were Lance Laifer (Chairman) who was replaced by Mr. Spolan (Chairman) upon Mr. Laifer’s resignation, Ms. Alperin and Dr. Schreiber. The Board of Directors determined that each member of the Audit Committee meets the independence standards set forth in the Nasdaq listing standards, including those set forth in Rule 10A-3 of the Securities Exchange Act of 1934, or the Exchange Act, and that Mr. Laifer qualified as an “audit committee financial expert” as defined in applicable rules and regulations under the Exchange Act. In April 2006, Mr. Laifer resigned from the Company’s Board of Directors. The Board appointed Mr. Spolan as the new Audit Committee Chairman and determined that he qualifies as an “audit committee financial expert” as defined in the applicable rules and regulations under the Exchange Act.

The Audit Committee operates under a written charter adopted by the Board, which charter was amended and restated in December 2004 and is reviewed annually. The charter is available on the Company’s website at www.trm.com. Under the charter, the Audit Committee is required to pre-approve the audit and non-audit services to be performed by the Company’s independent registered public accounting firm.

Under the auspices of the Audit Committee, the Board of Directors has adopted a Code of Ethics that applies to officers, directors and employees of the Company. The Code of Ethics is available on the Company’s website at www.trm.com.

The Compensation Committee establishes and monitors executive officer compensation and administers the Company’s Omnibus Stock Incentive Plan, 2001 Nonqualified Stock Option Plan, 1996 Stock Option Plan and Employee Stock Purchase Plan. The Compensation Committee held four formal meetings during 2006. The current members of the Compensation Committee are Dr. Schreiber (Chairman) and Ms. Alperin. The Compensation Committee does not have a written charter.

The Compensation Committee also has direct responsibility for approving the compensation of the Chief Executive Officer, other executive officers and the non-management directors of the Company. The term “executive officer” has the same meaning specified for the term “officer” in Rule 16a-1(f) under the Exchange Act.

The Company’s Chief Executive Officer sets the compensation of anyone whose compensation is not set by the Compensation Committee and reports to the Compensation Committee on the basis for any such compensation if requested by it.

The Compensation Committee may retain compensation consultants, outside counsel and other advisors as the Compensation Committee deems appropriate to assist it in discharging its duties. The Compensation Committee has not currently retained any outside advisor.

As of January 1, 2004, the full Board of Directors assumed the functions of a nominating committee. The Board of Directors believes that such action was appropriate because it believes that, in doing so, it gains access to the expertise and insight of its management directors on the operations of the Company as they relate to an evaluation of a director candidate. The final determination to nominate a candidate is made by the Company’s independent directors, acting separately. The Board has not adopted a formal charter regarding the nominations process; rather, in lieu thereof, it has adopted resolutions formalizing the nominations process. In addition to shareholders’ general nominating rights provided in the Company’s Bylaws, shareholders may recommend director candidates for consideration by the Board. The Board will consider director candidates recommended by shareholders if the recommendations are sent to the Board in accordance with the procedures for other shareholder proposals described elsewhere in this proxy statement under the heading “Shareholder Proposals.” All director nominations submitted by shareholders to the Board for its consideration must include all of the required information set forth in the Company’s Bylaws, as summarized under the heading “Shareholder Proposals,” and the following additional information:

•	any information relevant to a determination of whether the nominee meets the criteria described below under the subheading “Director Qualifications”;

•	any information regarding the nominee relevant to a determination of whether the nominee would be considered independent under applicable Nasdaq or SEC rules or, alternatively, a statement that the nominee would not be considered independent;

•	a statement, signed by the nominee, verifying the accuracy of the biographical and other information about the nominee that is submitted with the recommendation and consenting to serve as a director if so elected; and

•	if the recommending shareholder, or group of shareholders, has beneficially owned more than 5% of the Company’s voting stock for at least one year as of the date the recommendation is made, evidence of such beneficial ownership.

Director Qualifications.  In selecting nominees for director, without regard to the source of the recommendation, the Board believes that each director nominee should be evaluated based on his or her individual merits, taking into account the needs of the Company and the composition of the Board. Members of the Board should have the highest professional and personal ethics, consistent with the values and standards of the Company. At a minimum, a nominee must possess integrity, skill, leadership ability, financial sophistication, and capacity to help guide the Company. Nominees should be committed to enhancing shareholder value and should have sufficient time to carry out their duties and to provide insight and practical wisdom based on their experiences. Their service on other boards of public companies should be limited to a number that permits them, given their individual circumstances, to responsibly perform all director duties. In addition, the Board considers all applicable statutory, regulatory, case law and Nasdaq requirements.

Evaluation of Director Nominees.  The Board will typically employ a variety of methods for identifying and evaluating nominees for director. The Board regularly assesses the appropriate size of the Board and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Board will consider various potential candidates for director. Candidates may come to the attention of the Board through current directors, shareholders, or other companies or persons. The Board does not evaluate director candidates recommended by shareholders differently than director candidates recommended from other sources. Director candidates may be evaluated at regular or special meetings of the Board, and may be considered at any point during the year. In evaluating such nominations, the Board seeks to achieve a balance of knowledge, experience, and capability on the Board. In connection with this evaluation, the Board will make a determination whether to interview a prospective nominee based upon the Board’s level of interest. If warranted, one or more members of the Board, and others as appropriate, will interview prospective nominees in person or by telephone. After completing this evaluation and any appropriate interviews, the Board will recommend the director nominees after consideration of all its directors’ input. The director nominees are then selected by a majority of the independent directors on the Board, meeting in executive session and considering the Board’s recommendations.

All of the director nominees proposed for election at the Annual Meeting were approved by a majority of the independent directors on the Board. No shareholder (or group of shareholders) beneficially owning more than 5% of the Company’s voting common stock recommended a director nominee for election at the Annual Meeting.

Certain Relationships and Related Transactions

In determining whether and to what extent the Company uses service providers that have a relationship with any of the Company’s officers, directors or major shareholders, the Board of Directors assesses whether such service providers have experience, expertise or knowledge that are required or which would be inefficient and costly to replace. In all cases, the Company pays fair market value for any services provided by such parties, and any of the Company’s officers or directors who may have a relationship with such parties do not participate in the decision to retain such service providers or in their payment.

In 2006, the law firm of Wolf, Block, Schorr & Solis-Cohen LLP provided legal services to the Company. Mr. Hersh Kozlov, who was one of the Company’s directors until his resignation on December 29, 2006, is a partner of such firm. Fees paid to such firm were $279,000 in 2006.

In 2006, the law firm of Ledgewood, P.C., provided legal services to the Company. Mr. Jeffrey F. Brotman, the Chairman of the Board of the Company and, from March 13, 2006 to June 15, 2007 the Company’s President and Chief Executive Officer, was the President and Managing Partner of the law firm from 1992 to March 2006. Fees paid to such firm were $506,000 in 2006.

DIRECTOR AND EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The compensation that the Company awards is designed to attract and retain key employees, motivating them to achieve and rewarding them for superior performance. Because the Company has faced significant financial problems since late 2005, the Company has not established compensation programs but rather determined awards on an individual basis.

The Company ordinarily would seek to structure the compensation its pays its executive officers to achieve the following objectives:

•	encourage long-term success and align management interests with shareholder interests,

•	reward initiative,

•	link corporate and individual performance to compensation, and

•	provide total compensation which enables the Company to attract and retain key executives.

However, as a result of the significant financial problems the Company faced beginning at the end of 2005, its primary objectives were to create individual compensation packages that attracted new officers to work at the Company (Messrs. Brotman and Stern) and to retain another of its existing officers (Mr. Tierney) through the sale of the Company’s U.S. photocopy operations, Canadian ATM business and the possible sale or disposal of its Canadian photocopy operations. Compensation arrangements negotiated with Messrs. Brotman and Stern and consulting arrangements negotiated with Mr. Tierney reflected these objectives.

In structuring its compensation packages, the Company used three elements: base salary, annual cash incentive compensation in the form of discretionary bonuses and discretionary long-term incentive compensation in the form of stock options or restricted stock grants.

Base Salary.  Base salaries for executive officers were determined in part by pay practices in unaffiliated companies and the Company’s assessment of the amount which would induce an officer to remain with the Company and assist the Company in resolving its financial difficulties. Base salaries are not intended to compensate individuals for extraordinary personal performance.

Cash Bonuses.  In general, the bonuses, if any, that may be awarded to executives are determined based on one of two elements, or a combination of those elements: overall performance of the Company during the preceding year and the individual’s performance. However, as a result of the Company’s financial problems and need to attract qualified persons to resolve these problems, the 2006 bonuses to Messrs. Brotman and Stern, which were negotiated as part of their compensation packages at the time of their employment, reflected amounts the Company determined were necessary to induce them to assume employment with the Company. The bonus awarded Mr. Tierney reflected the Company’s determination of the amount necessary to retain Mr. Tierney as an officer. The Company does not have a defined bonus pool. Annual bonus payments to executive officers are at the discretion of the Compensation Committee except the 2006 bonuses to Messrs. Brotman and Stern which were negotiated as part of their compensation packages. For other employees, the determination of bonus amounts has been delegated by the Compensation Committee to the Chief Executive Officer.

Long-Term Incentives.

General.  Long term incentives are designed to focus on the Company’s long-term goals and performance and to provide a reward directly tied to stockholder return: the performance of the Company’s common stock. The particular plans are intended to encourage participants to strive to achieve the Company’s long-term success and to remain with it in order to fully benefit from the plans.

Stock Options and Restricted Stock.  Historically, the Company’s primary long-term incentive compensation has been through stock options. The Company has a stock option plan in which key employees of the Company, including executive officers, are eligible to participate. The Board of Directors and the Compensation Committee has in the past used stock options as an incentive to employees to remain with the Company and to exert their best efforts on behalf of the Company, as well as a method of aligning their interests with shareholders. Typically, options initially granted to persons becoming executive officers depended on the level of responsibility and position of the grantee and subsequent grants were made based on the Compensation Committee’s subjective assessment of the individual’s performance. Options generally become exercisable in equal increments over a stated period of years, typically three years. However, because of the Company’s financial problems and the Company’s need to attract and retain key executives in 2006, the Compensation Committee determined to focus more on restricted stock grants as long-term incentives. As a result, Mr. Brotman received 200,000 shares of restricted stock as part of his negotiated compensation when he joined the Company as its President and Chief Executive Officer, Mr. Stern received 50,000 shares of restricted stock and 50,000 options as part of his negotiated compensation when he joined the Company as its Executive Vice President of Corporate Operations, and Mr. Tierney received 15,000 shares of restricted stock in connection with his role in accomplishing strategic dispositions. A restricted stock award typically fully vests between one and four years and may be subject to performance criteria relating to the vesting of the shares determined by the administrative committee comprised of the Board of Directors or a committee established by the Board of Directors.

Savings Plan.  The Company has a 401(k) plan that offers eligible employees the opportunity to make long-term investments on a regular basis through salary contributions, which the Company supplements by matching contributions in the form of cash or common stock. During 2006, the Company matched employee contributions 100% in cash. Participation in this plan is at the discretion of the qualified employees.

COMPENSATION COMMITTEE REPORT(*)

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on its review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement. The report has been provided by the Compensation Committee of the Board of Directors.

Alan Schreiber, Chairman
Nancy Alperin

(*)	This section and the section entitled “Report of the Audit Committee” are not “soliciting material,” are not deemed “filed” with the SEC and are not to be incorporated by reference in any filing of the Company under the Securities Act of 1933 or the Securities Act of 1934, regardless of date or any general incorporation language in such filing.

Summary Compensation Table

The following table sets forth the compensation paid or accrued by the Company during the year ended December 31, 2006, to the principal executive officer, principal financial officer and each of the Company’s three most highly compensated executive officers other than the principal executive officer and principal financial officer (the “Named Executive Officers”).

Name and					Stock		Option	All Other
Principal Position	Year	Salary ($)	Bonus ($)		Awards ($)(1)		Awards ($)(2)	Compensation ($)(3)		Total ($)

Jeffrey F. Brotman(4) Chairman of the Board, President and Chief Executive Officer	2006	$344,076	$350,000	(5)	$229,667	(6)	—	$508		$924,251
Kenneth L. Tepper(7) President and Chief Executive Officer	2006	$135,195	—		—		$617,770	$438,248	(8)	$1,191,213
Daniel E. O’Brien Chief Financial Officer	2006	$162,693	—		—		$19,492	$4,656		$186,841
Danial J. Tierney(9) Executive Vice President	2006	$307,581	$54,331	(10)	$19,350	(11)	$76,042	$7,616		$464,920
Ashley Dean(12) Senior Vice President, ATM Business	2006	$252,059	—		—		$36,238	$7,562		$295,859
Richard B. Stern(13) Chief Operating Officer	2006	$50,000	$25,000		$9,125	(14)	$12,152	—		$96,277

(1)	Represents the dollar amount of restricted stock awards recognized or “expensed” for each of the Named Executive Officers as compensation costs for financial statement reporting purposes (excluding forfeiture assumptions) in accordance with Statement of Financial Accounting Standards No. 123R (revised 2004), “Share-Based Payment”, or FAS 123R, for fiscal 2006. See Note 10 to the Company’s financial statements in its Annual Report on Form 10-K for the year ended December 31, 2006 for the assumptions made in connection with these calculations. The Company recognizes compensation expense for grants of restricted stock over the requisite service period on a straight-line basis.

(2)	The Company estimates the value of each option award on the date of grant using the Black-Scholes model (excluding forfeiture assumptions) and the assumptions summarized in Note 10 to the Company’s financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006. The Company recognizes compensation expense for stock option awards on a straight-line basis over the requisite service period for each separately vesting portion of each award in accordance with FAS No. 123R.

(3)	Includes 401(k) contribution match by the Company and life insurance premiums paid by or on behalf of the Named Executive Officer.

(4)	Mr. Brotman was appointed President and Chief Executive Officer on March 13, 2006, and appointed Chairman of the Board on September 18, 2006. Mr. Brotman resigned as President and Chief Executive Officer effective June 15, 2007.

(5)	Represents a one time signing bonus awarded to Mr. Brotman on May 3, 2006.

(6)	On May 3, 2006, the Company’s Compensation Committee approved a restricted stock award to Mr. Brotman which was granted on May 15, 2006. The award vests 25% per year beginning May 15, 2007, so that the award will be fully vested in four years.

(7)	Mr. Tepper resigned on March 13, 2006. The Company recognized $617,770 of compensation expense in connection with acceleration of vesting of Mr. Tepper’s options as approved by the Company’s Compensation Committee. At the time of his resignation, Mr. Tepper forfeited his restricted stock award for 3,000 shares granted on October 20, 2005.

(8)	Includes consulting fees in the amount of $379,397, and the amount of accrued but unused vacation and illness time paid to Mr. Tepper following his resignation.

(9)	Mr. Tierney resigned on January 1, 2007. The Company recognized $67,338 of compensation expense in connection with the acceleration of vesting of Mr. Tierney’s options as approved by the Company’s Compensation Committee.

(10)	Includes a 2005 bonus in the amount of $4,331 paid in 2006.

(11)	Restricted stock award granted on July 25, 2006. Upon Mr. Tierney’s resignation on January 1, 2007, the award vested 100%.

(12)	Mr. Dean resigned on January 24, 2007.

(13)	Mr. Stern was employed by the Company on October 1, 2006 as Executive Vice President — Corporate Operations, and was appointed Chief Operating Officer on November 6, 2006. Mr. Stern was appointed President and Chief Executive Officer effective on June 15, 2007.

(14)	Restricted stock award granted on October 4, 2006. The award will vest 33.3% per year beginning October 4, 2007, so that the award will be fully vested in three years.

2006 Grants of Plan-Based Awards

All Other
		Stock		All Other
		Awards:		Option
		Number of		Awards:	Exercise or	Grant Date
		Shares		Number of	Base Price of	Fair Value
		of Stock		Securities	Option	of Stock
	Grant	or Units		Underlying	Awards	and Option
Name	Date	(#)		Options (#)	($/Share)	Awards ($)

Jeffrey F. Brotman	5/15/2006	200,000	(1)	—	—	$1,378,000	(2)
Daniel E. O’Brien	—	—		—	—	—
Kenneth L. Tepper	—	—		—	—	—
Danial J. Tierney	7/25/2006	15,000	(1)	—	—	$91,200	(3)
Ashley Dean	—	—		—	—	—
	10/4/2006			—	—	$109,500	(4)
Richard B. Stern	10/4/2006	50,000	(1)	50,000	$2.19	$79,540	(5)

(1)	Restricted stock award.

(2)	Grant date fair value excluding forfeiture assumptions was determined pursuant to FAS 123R based on a price per share of $6.89 which was the market value on the grant date, May 15, 2006.

(3)	Grant date fair value excluding forfeiture assumptions was determined pursuant to FAS 123R based on a price per share of $6.08 which was the market value on the grant date, July 25, 2006.

(4)	Grant date fair value excluding forfeiture assumptions was determined pursuant to FAS 123R based on a price per share of $2.19 which was the market value on the grant date, October 4, 2006.

(5)	Value of option computed at $1.59 which was the grant date fair value computed in accordance with FAS 123R.

Messrs. Brotman’s and Tierney’s restricted stock was issued pursuant to the Omnibus Stock Incentive Plan. Mr. Stern’s restricted stock and options to purchase shares of common stock were issued pursuant to his employment agreement effective October 1, 2006.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

The Company provides additional disclosure below of factors relating to the Summary Compensation Table and Grants of Plan-Based Awards Table, including descriptions of the employment agreements of the Named Executive Officers and those who have resigned and terms of their compensation.

For a description of the material terms of the awards issued to Messrs. Brotman, Tierney and Stern, see “Principal Shareholders,” footnote 2, and see also “Executive Compensation — Outstanding Equity Awards at 2006 Fiscal Year-End,” footnotes 1 and 2.

Employment Contracts of Named Executive Officers

Mr. Stern entered into an employment agreement as Executive Vice President of Corporate Operations in October 2006. Mr. Stern’s agreement did not provide a term of employment. The agreement provided for a base salary of $300,000. Mr. Stern was eligible for an annual bonus determined by the Compensation Committee of the Company’s Board of Directors targeted to be at least 50% of base salary. The bonus was required to be not less than $100,000 in the first year of employment. Mr. Stern’s agreement also provided Mr. Stern with 50,000 shares of restricted stock and 50,000 options to acquire common stock to vest over three years, with acceleration of vesting upon a change of control. Mr. Stern was entitled to termination payments under specified circumstances under his previous employment agreement. For a discussion of the termination provisions of Mr. Stern’s previous agreement, see “Executive Compensation — Post Employment Compensation.”

On May 21, 2007, Mr. Stern entered into a new employment agreement to serve as the Company’s President and Chief Executive Officer that replaced his previous agreement. The new agreement provides for a base salary of $375,000. Mr. Stern is also eligible to receive an annual bonus based upon reasonably specific criteria to be developed by the Compensation Committee. The target annual bonus amount is 50% of Mr. Stern’s base salary, although on the first two anniversaries of when Mr. Stern initially commenced his employment with the Company, he is entitled to an annual bonus of not less than $100,000. Under the terms of the agreement, Mr. Stern was granted 500,000 shares of restricted stock effective June 15, 2007 which will vest 25% on each anniversary date of the stock award. The restricted stock and stock options awarded under his previous agreement will continue to vest on the schedule provided under his previous agreement. Mr. Stern is also entitled to termination payments under specified circumstances. For a discussion of the termination provisions of Mr. Stern’s agreement, see “Executive Compensation — Post Employment Compensation.”

Mr. O’Brien entered into an employment agreement as Chief Financial Officer in August 2005 for a term of one year with automatic one-year renewal periods unless either party gives notice of non-renewal. The agreement provides for a base salary of $135,000, to be reviewed annually. Mr. O’Brien is eligible for incentive compensation upon the achievement of performance criteria to be established by the Compensation Committee of the Company’s Board of Directors. Mr. O’Brien also receives use of a leased automobile and is entitled to termination payments under specified circumstances. For a discussion of the termination provisions of Mr. O’Brien’s agreement, see “Executive Compensation — Post Employment Compensation.”

Employment Contracts of Named Executive Officers Who Have Resigned

During the period covered by the Summary Compensation table, Mr. Brotman was employed as President and Chief Executive Officer under an employment agreement which he entered into in May 2006. Mr. Brotman’s contract extended through March 12, 2009 with automatic one-year renewal periods unless either party gave notice of non-renewal. The agreement provided for an initial salary of $475,000, with bonuses as determined by the Compensation Committee of the Company’s Board of Directors. The agreement provided for termination payments under specified circumstances. If the Company terminated Mr. Brotman without cause upon 90 days written notice or if Mr. Brotman terminated his employment within one year after a change of control, the Company was required to pay Mr. Brotman an amount equal to the average of his highest three years of base and annual bonus compensation multiplied by 2.99 and he was entitled to all vested stock and stock options (all of which would fully vest upon such termination). If Mr. Brotman was terminated at any time within three months before, or twelve months after the occurrence of a change of control (except for cause), (i) all of his stock options and restricted stock would have vested upon the date of his termination, and would be exercisable for ten years. Additionally, the Company would have been required to pay him an amount equal to the average of his highest three years of base and annual bonus compensation multiplied by 2.99. If Mr. Brotman suffered a disability the Company could terminate Mr. Brotman by giving him 30 days written notice, or if Mr. Brotman died during the term of his employment, the Company would not have any compensation obligations other than (i) amounts of base compensation accrued through the date of termination, (ii) continuation of vested restricted stock and stock options, and (iii) reimbursement of documented expenses incurred by Mr. Brotman before the termination. Mr. Brotman could terminate his employment for any reason upon 90 days written notice and the Company could terminate Mr. Brotman at any time for cause with not less than 10 days written notice, and the Company would not have other compensation obligations other than as set forth in the previous sentence. If any amounts payable to Mr. Brotman constituted “excess parachute payments” as that term is defined for purposes of Section 280G of the Internal Revenue Code of 1986, as amended and treasury regulations, the Company was required to pay Mr. Brotman an additional sum such that the net amounts retained by Mr. Brotman, after payment of income and withholding taxes, equals the termination amounts payable under his agreement.

Upon his resignation as President and Chief Executive Officer, Mr. Brotman’s employment agreement was terminated, and Mr. Brotman entered into a retainer agreement relating to his continuation as Chairman of the Board of Directors. For a discussion of the termination provisions of Mr. Brotman’s retainer agreement, see “Executive Compensation — Post Employment Compensation.”

Mr. Tepper resigned as the Company’s President and Chief Executive Officer on March 13, 2006 which terminated his employment agreement. Mr. Tepper’s employment agreement provided for a base salary of $475,000 and eligibility for incentive and bonus compensation.

Mr. Tierney resigned as the Company’s Executive Vice President effective January 1, 2007 which terminated his employment agreement. The employment agreement provided for a base salary of $165,000 and made him eligible for incentive compensation.

Mr. Dean resigned on January 24, 2007 as the Company’s Executive Vice President of ATM Operations which terminated his employment agreement. Mr. Dean’s employment agreement provided for a base salary of £100,000 per year, eligibility for bonus compensation and use of an automobile. In connection with Mr. Dean’s employment agreement, Mr. Dean received stock option grants aggregating 15,000 shares of common stock. Mr. Dean was entitled to termination payments under specified circumstances, none of which were triggered by his resignation. For a discussion of those termination provisions, see “Executive Compensation — Post Employment Compensation.”

Retainer, Consulting or Severance Agreements of Name Executive Officers Who Have Resigned

Mr. Tepper entered into a twelve-month consulting agreement with the Company beginning March 13, 2006. Under the terms of the consulting agreement, Mr. Tepper received monthly payments from April 2006 through March 2007 of $39,584 for providing consulting services to the Company.

When Mr. Tierney resigned in January 2007, he entered into a severance agreement and a consulting agreement with the Company. The terms of the severance agreement with Mr. Tierney are described in “Post-Employment Compensation — Other Post-Employment Payouts.” Under the terms of the consulting agreement, Mr. Tierney has agreed to provide consulting services from January 2, 2007 to July 1, 2007 for a fee of $85,000 payable in equal monthly installments of $14,166.67 from January 2007 through and including June 2007, subject to partial acceleration upon the sale of the U.S. photocopy business. Mr. Tierney received an accelerated payment in the amount of $50,000 in February 2007. Mr. Tierney also received a $20,000 bonus upon the sale of the U.S. photocopy business in January 2007 as provided for in his consulting agreement.

Post-Employment Compensation

Pension Benefits

The Company does not provide pension arrangements or post-retirement health coverage for its executives or employees. Its executive officers are eligible to participate in the Company’s 401(k) contributory defined contribution plan.

Nonqualified Deferred Compensation

The Company does not provide any nonqualified defined contribution or other deferred compensation plans.

Other Post-Employment Payouts

Several Named Executive Officers have provisions in their employment contracts that provide for payments in connection with termination.

Mr. Brotman’s retainer agreement, effective on June 15, 2007, provides that if he is removed from his position as Chairman at any time within three months before or twelve months after the occurrence of a change of control of the Company or for any other reason except for cause (i) all of his stock options and restricted stock will vest upon the date of his termination and will be exercisable for ten years and (ii) the Company will pay him an amount equal to the average of his highest three years of base compensation plus annual bonus multiplied by 2.99. If Mr. Brotman terminates his service with the Company within one year after a change of control, the Company will pay him an amount equal to his highest three years of base compensation plus annual bonus multiplied by 2.99. If Mr. Brotman is removed as Chairman or as a director for cause, the Company will not have any further obligation to Mr. Brotman for base retainer compensation, annual bonus or any other form of compensation other than (i) amounts of base retainer compensation accrued through the effective date of removal and (ii) reimbursement of documented expenses incurred before his removal. If Mr. Brotman is removed as Chairman but not as a director, Mr. Broman will be entitled to continuing compensation in the amount generally provided by the Company to its non-employee directors. In the event that any amounts under the retainer agreement would constitute “excess parachute payments” as that term is defined for purposes of Section 280G of the Internal Revenue Code of 1896, as amended and the treasury regulations, Mr. Brotman will be provided with a gross-up payment from the Company. Mr. Brotman’s retainer agreement also contains non-competition and confidentiality covenants that extend for twelve months following termination of his service as Chairman. “Cause” is defined in the retainer agreement as (i) a breach or neglect of the material duties that he is required to perform or acting in a manner that is materially contrary to the best interests of the Company and such breach, neglect or actions are not cured within 30 days after receipt of notice, (ii) the reasonable belief of a majority of the Board of Directors that he has committed a crime of moral turpitude, (iii) use of alcohol in an inappropriate manner or any unlawful controlled substance while performing duties and such use materially interferes with the performance of his duties, (iv) commission of any act of criminal fraud, material dishonesty or misappropriation relating to or involving the Company, (v) material violation of a rule, regulation, policy, plan or express direction of the Board of Directors, or (vi) unauthorized disclosure of confidential information. “Change of Control” is defined in the retainer agreement as (a) the direct or indirect sale, lease, transfer, conveyance or other disposition of all or substantially all of the properties or assets of the Company and its subsidiaries taken as a whole, (b) the adoption of a plan relating to the liquidation or dissolution of the Company, (c) the consummation of any transactions in which a person or entity becomes the beneficial owner of more than 35% of the voting stock of the Company, or (d) the Company consolidates or merges with or into another entity or vice versa after which beneficial owners of voting stock representing in the aggregate a majority of the total voting power of the voting stock of the Company immediately prior to the transaction are not beneficial owners of voting stock representing a majority of the total voting power of the voting stock of the Company or surviving entity immediately following the transaction.

Mr. O’Brien’s employment contract provides that in the event the Company terminates Mr. O’Brien other than for “cause,” defined as (i) any misappropriation of funds or property, (ii) conviction of or a plea of guilty or nolo contendere to a felony or any crime involving moral turpitude, (iii) engaging in illegal, immoral or similar conduct tending to place Mr. O’Brien or the Company, by association, in disrepute, (iv) abuse of alcohol or drugs to an extent it renders him unable or unfit to perform his duties, or (v) gross dereliction of duty, he will receive a severance package equal to six months pay plus an additional one month’s salary for each year of employment, up to a maximum of 12 months salary, plus (y) all incentive compensation earned but unpaid on or prior to the separation date, plus (z) health insurance for up to a maximum of 12 months. The severance payments are conditioned upon Mr. O’Brien’s execution of a release of claims at the time of termination. The employment agreement also prohibits Mr. O’Brien from using confidential information for a period of five years after his termination for any personal or business purpose and, for a period of six months after the termination of employment, prohibits him from competing with the Company, either directly or indirectly, in the geographical areas where the Company does business, or performing services for or owning an interest in any business that does so. Mr. O’Brien will not be eligible for severance pay if (a) he voluntarily resigns or retires for any reason other than an involuntary reduction in base salary, (b) he is terminated for cause, (c) he breaches the confidentiality terms of his employment agreement or (d) he fails or refuses to sign the release of claims at the time of termination.

Mr. Stern’s original employment agreement provided that if the Company terminated Mr. Stern without cause, he would have the right to receive severance equal to one month’s compensation for each month he had been employed by the Company, with severance to be not less than six months compensation nor greater than 24 months compensation. If Mr. Stern’s employment was terminated upon or in anticipation of a change in control, then Mr. Stern would receive severance of no less than one year’s compensation. The 50,000 shares of restricted stock and 50,000 options granted to Mr. Stern in his original agreement vest upon a change in control. “Cause” was defined in Mr. Stern’s employment agreement as (i) a crime of moral turpitude, (ii) use of alcohol in an inappropriate manner or any unlawful controlled substance while performing duties if such use materially interfered with the performance of his duties, (iii) commission of any act of criminal fraud, material dishonesty or misappropriation relating to or involving the Company or, (iv) material violation of a rule, regulation, policy or plan governing his employment. “Change in Control” was defined as the direct or indirect sale, lease, transfer, conveyance or other disposition, in one or a series of related transactions, of all or substantially all of the Company’s properties or assets.

Mr. Stern’s new employment agreement provides that if he is terminated by the Company without cause, or at any time within three months before or 12 months after the occurrence of a change of control of the Company, except for cause, (i) all of his stock options and restricted stock will vest upon the date of his termination, (ii) the Company will pay him all amounts of accrued but unpaid base salary and a pro-rata amount of the targeted annual bonus for that year, (iii) the Company will pay him an amount equal to two years of base salary plus two years targeted annual bonus and (iv) the Company will provide health and dental insurance to him until the earlier of (a) two years from the date of his termination or (b) the commencement of his employment with another employer. If Mr. Stern terminates his employment other than by reason of a constructive dismissal, the Company must pay Mr. Stern all accrued but unpaid base salary and provide certain fringe benefits as well as any annual bonus that has been awarded but not yet paid. Additionally, Mr. Stern may terminate his employment if there is a constructive dismissal, and receive the same termination benefits as for a termination without cause. “Cause” is defined in the employment agreement the same way as it is defined in Mr. Brotman’s retainer agreement.

Mr. Tierney resigned as Executive Vice President effective January 1, 2007 and entered into a severance agreement and release of claims with the Company in December 2006. Under this agreement, the Company paid Mr. Tierney a severance payment totaling $275,000 on January 2, 2007, payment for accrued but unused paid-time-

off in the amount of $15,000, and salary of $22,917 for December 2006. As provided in the agreement, Mr. Tierney elected to continue health insurance coverage subject to the terms and conditions of the Company’s group health insurance plan. Accordingly, the Company will pay the full health insurance premium for the same plan and at the same coverage and benefit level as provided immediately preceding his termination of employment, for one year from January 2, 2007 or until he becomes covered under another employer’s health insurance plan. The agreement also provided that the Company will pay or reimburse Mr. Tierney for up to $9,000 for career coaching services. Subsequently, the Company agreed to increase the fee for those services and paid $20,000 to Joe Meissner d/b/a Executive Capital Partners on March 9, 2007 for such career coaching services. As required by the severance agreement, the Company took necessary corporate actions to cause the vesting of all unvested restricted stock or stock options held by Mr. Tierney on January 2, 2007 and to extend the time to exercise such options to two years from the termination of his employment or ten years from the date of grant, whichever was shorter. Mr. Tierney irrevocably and unconditionally released and discharged the Company from any claims he may have had or claimed to have. Mr. Tierney also confirmed that the confidentiality provisions of his former employment agreement will remain in full force and effect and agreed to continue to be bound by those provisions.

Mr. Dean’s employment contract required the Company to give Mr. Dean six month’s written notice, and Mr. Dean to give the Company two month’s written notice of termination and if there is a change of control, Mr. Dean’s employment was subject to 12 month’s written notice from the Company. The Company was required to make a payment in lieu of notice in an amount based on his salary if the Company terminated Mr. Dean. Mr. Dean resigned on January 24, 2007 and, as a result, did not receive any termination compensation. Per his employment contract, Mr. Dean is prohibited for a period of 12 months after termination, to directly or indirectly carry on or be engaged, concerned or interested in any business which is performed within the U.K. and is competitive or likely to be competitive with any business carried on by the Company. Additionally, for a period of 12 months after termination, Mr. Dean is prohibited from (a) directly or indirectly soliciting the same or similar goods or services supplied by the Company to any person who was, at any time during the two year period before the date of termination, a customer of the Company, and (b) interfering with suppliers of goods or services to the Company or have any dealings in relation to any person who has at any time during the two-year period before the date of termination, been a supplier of goods or services to the Company. Upon Mr. Dean’s resignation, the Company waived the non-compete restrictions.

Estimated Termination Benefits(1)

						Accelerated		Accelerated
		Lump Sum				Vesting of		Vesting of
		Severance				Stock		Option
		Payment		Benefits(2)		Awards		Awards(3)
Name	Reason for Termination	($)		($)		($)		($)

Jeffrey F. Brotman	Termination by Mr. Brotman within one
	year of change of control	381,225		—		428,000	(4)	—
	Termination by Company within three months before or twelve months after change of control (except for cause)	381,225		—		428,000	(4)	—
	Termination by Company for cause	—		—		—		—
	Termination by Mr. Brotman for any reason	—		—		—		—
Daniel E. O’Brien	Termination by Company without cause	177,811		12,144		—		—
Richard B. Stern	Termination by Company without cause or
	other than upon change of control	1,132,226		24,539		107,000	(4)	—
	Termination by Company within three months before or twelve months after change of control (except for cause)	1,132,226		24,539		107,000	(4)	—
	Constructive dismissal	1,132,226		24,539		107,000	(4)	—
	Termination by Mr. Stern other than due to a constructive dismissal	—		—		—		—
Danial J. Tierney(5)	Termination by Company without cause or
	upon change of control	312,917	(5)	15,838	(6)	32,100	(4)	4,250	(7)
	Termination by Company for cause	—		—		—		—
	Termination by Mr. Tierney for any reason	312,917	(5)	15,838	(6)	—		—
Ashley S. Dean(8)	Termination by Company without cause	126,030		—		—		—
	Termination upon change of control	252,059		—		—		—
	Termination by Company for cause	—		—		—		—
	Termination by Mr. Dean for any reason	—		—		—		—

(1)	Termination benefits for Mr. Brotman are based upon the retainer agreement he entered into effective June 15, 2007 (described in “Director Compensation”), and not his previous employment agreement which was terminated upon his resignation as President and Chief Executive Officer without payment of termination compensation being required. However, the Compensation Committee of the Board of Directors voted to award Mr. Brotman a $30,000 bonus following his resignation. In addition, the termination benefits for Mr. Stern are based upon the provisions of the employment agreement dated May 21, 2007 that he entered into in connection with his appointment as President and Chief Executive Officer of the Company to replace Mr. Brotman. The termination benefits for Mr. O’Brien are based upon his existing employment agreement. The termination benefits for Mr. Dean are based upon his employment agreement as in effect on December 31, 2006. The termination benefits for Mr. Tierney are based upon his severance agreement as in effect on December 31, 2006.

(2)	Represents rates currently in effect for insurance benefits.

(3)	Does not include accelerated options that were “out of the money” at December 31, 2006.

(4)	Represents the value of restricted stock award disclosed in the “Outstanding Equity Awards at Fiscal Year-End Table,” calculated by multiplying the number of shares accelerated by the closing price of the Company’s stock on December 29, 2006.

(5)	Mr. Tierney resigned from the Company on January 1, 2007 and, pursuant to his severance agreement in effect at December 31, 2006, received accrued but unpaid salary through December 31, 2006 in the amount of $22,917, accrued vacation and illness time in the amount of $15,000, and severance in the amount of $275,000.

(6)	Includes insurance benefits and career coaching services, pursuant to his severance agreement in effect at December 31, 2006.

(7)	Represents the value of the accelerated options which is calculated by multiplying the number of options (12,500) by the difference between the exercise price ($1.80) and the closing price ($2.14) of the Company’s stock on December 29, 2006.

(8)	Mr. Dean resigned from the Company on January 24, 2007, and did not receive any termination compensation.

Outstanding Equity Awards at 2006 Fiscal Year-End

	Option Awards				Stock Awards
	Number	Number				Market
	of	of			Number	Value of
	Securities	Securities			of	Shares or
	Underlying	Underlying			Shares	Units of
	Unexercised	Unexercised			or Units	Stock
	Options	Options	Option	Option	of Stock That	That Have
	(#)	(#)	Exercise	Expiration	Have Not	Not Vested
Name	Exercisable	Unexercisable	Price ($)	Date	Vested (#)	($)

Jeffrey F Brotman	—	—	—	—	200,000 (1)	$428,000 (2)
Danial J. Tierney(3)	10,000	—	$8.00	10/28/2007	15,000 (1)	$32,100 (2)
	20,000	—	$8.00	1/4/2009
	40,000	—	$4.50	11/17/2009
	37,500	12,500	$1.80	7/1/2008
	15,000	—	$12.12	8/31/2009
Ashley Dean(4)	5,000	—	$5.00	6/19/2010	—	—
	1,875	625	$1.80	7/1/2008
	5,000	5,000	$22.90	4/22/2009
	10,000	—	$12.12	8/31/2009
Kenneth L. Tepper(5)	—	—	—	—	—	—
Daniel E. O’Brien(6)	1,875	625	$1.80	7/1/2008	—	—
	5,000	5,000	$11.75	3/2/2009
	5,000	—	$12.12	8/31/2009
Richard B. Stern	—	50,000	$2.19	10/4/2011	50,000 (1)	$107,000 (2)

(1)	Mr. Brotman’s restricted stock vests 25% on May 15 in each of 2007, 2008, 2009, and 2010. Mr. Stern’s restricted stock will vest 33% on October 4, 2007, October 4, 2008, and October 4, 2009. Mr. Tierney’s restricted stock vested 100% upon his resignation from the Company on January 1, 2007.

(2)	Market value at December 29, 2006, based on closing market price of the common stock on December 29, 2006 of $2.14.

(3)	The number of exercisable options and expiration dates for Mr. Tierney are as of December 31, 2006, prior to his resignation on January 1, 2007. His options fully vested on the date of his resignation. Grant expiration dates were amended to be the shorter of two years from date of termination or ten years from date of grant. The unexercised options become exercisable on July 1, 2007.

(4)	The number of exercisable options and expiration dates for Mr. Dean are as of December 31, 2006, prior to his resignation on January 24, 2007. All unexercisable options were cancelled upon his resignation. Mr. Dean’s 10,000 exercisable options granted on August 31, 2004 expired on February 23, 2007 and his remaining exercisable options expired on April 24, 2007.

(5)	Mr. Tepper’s options fully vested upon his resignation on March 13, 2006. His options expired three months following the date of his resignation.

(6)	Mr. O’Brien has 625 options that will vest on July 1, 2007, 2,500 options that vested on March 2, 2007, and 2,500 options that will vest on March 2, 2008.

2006 Option Exercises and Stock Vested Table

The following table sets forth stock options exercised by the Named Executive Officers and each vesting of stock awards during the last fiscal year.

	Option Awards			Stock Awards
	Number of			Number
	Shares		Value	of Shares		Value
	Acquired		Realized	Acquired		Realized
Name	on Exercise (#)		on Exercise ($)	on Vesting (#)		on Vesting ($)

Jeffrey F. Brotman	—		—	—		—
Daniel E. O’Brien	—		—	—		—
Danial J. Tierney	—		—	15,000	(1)	$30,750	(2)
Ashley Dean	—		—	—		—
Kenneth L. Tepper	197,005	(3)	$1,430,325	—		—
Richard B. Stern	—		—	—		—

(1)	Mr. Tierney’s restricted stock award vested upon his resignation from the Company on January 1, 2007.

(2)	Represents the value of restricted stock award disclosed in the “Outstanding Equity Awards at Fiscal Year-End Table,” calculated by multiplying the number of shares vested by the closing price of the Company’s stock on January 3, 2006.

(3)	On April 11, 2006, Mr. Tepper exercised options to acquire 113,890 shares pursuant to the cashless exercise provisions of his option grants, and received 92,940 shares as a result of such exercise. On April 24, 2006, Mr. Tepper exercised options to acquire 142,500 shares pursuant to the cashless exercise provisions of his option grants, and received 104,065 shares as a result of such exercise.

Director Compensation

2006 Directors Fees Paid

	Fees Earned
	or Paid in Cash
	During 2006	Total
Name(1)(2)	($)	($)

Nancy L. Alperin	39,000	39,000
Tony C. Banks	20,667	20,667
Daniel G. Cohen(3)	112,500	112,500
Edward E. Cohen	150,000	150,000
Alan D. Schreiber	44,000	44,000
Harmon S. Spolan	45,000	45,000

(1)	Jeffrey F. Brotman, a director and Chairman, has been omitted from this table since he did not receive separate compensation for serving on the Company’s Board of Directors during 2006. Beginning June 15, 2007, Mr. Brotman will receive $225,000 per year for his services as Chairman of the Board of Directors pursuant to a retainer agreement, described in this section.

(2)	John S. White has been omitted from this table since his service as a director did not begin until January 4, 2007. Richard B. Stern has been omitted from this table since he did not become a director until May 21, 2007 and, as a management member of the Board of Directors, is not separately compensated for his service.

(3)	During the first nine months of 2006 when Mr. Cohen served as a director, he was paid a retainer of $112,500 representing the prorated amount of his annual retainer.

Except for the arrangements described below, unaffiliated members of the Board of Directors are paid an annual retainer of $25,000 and receive $1,000 for each formal meeting of the Board of Directors or a committee they attend. The Chairmen of the Audit, Compensation and Investment Committees are paid an additional retainer of $5,000 per year.

Daniel G. Cohen, who served as Chairman of the Board of Directors until his resignation in September 2006, and who had continuing responsibility in the areas of strategic planning and corporate governance, entered into a retainer agreement with the Company in November 2005 that provided for an annual retainer payment of $150,000 for 2006. The amount of his retainer payment for 2006 represents the prorated portion of his annual retainer for the period of his 2006 service. Mr. E. Cohen, who served as Chairman of the Executive Committee of the Board of Directors, had the responsibility for Board of Directors oversight between meetings of the Board of Directors and, in connection with this responsibility, was paid a retainer of $150,000 per year.

On May 31, 2007, Mr. Brotman and the Company entered into a retainer agreement with respect to his continuing service as Chairman of the Board of Directors. Under the retainer agreement, Mr. Brotman will receive annual base compensation of $225,000, which will be reviewed annually to determine if it should be increased. The retainer agreement also provides that Mr. Brotman is eligible to receive an annual bonus each year in an amount determined by a majority of the Board of Directors or the Compensation Committee. For a discussion of termination payments under Mr. Brotman’s retainer agreement, see “Post-Employment Compensation.”

AUDIT COMMITTEE MATTERS

Report of the Audit Committee

In connection with the preparation of the Company’s audited financial statements for the year ended December 31, 2006, the Audit Committee:

•	reviewed and discussed the audited financial statements with management;

•	discussed with the independent registered public accounting firm the matters required to be discussed by SAS No. 61 (Codification of Statements on Auditing Standards); and

•	received the written disclosures and the letter from the independent registered public accounting firm required by Independence Standards Board Standard No. 1 and has discussed with the independent registered public accounting firm the independent registered public accounting firm’s independence and satisfied itself as to their independence.

Based upon the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

Audit Committee Report Submitted By:
Harmon Spolan, Chairman
Nancy Alperin
Alan Schreiber

INDEPENDENT PUBLIC ACCOUNTANTS

The Company’s independent registered public accounting firm for the fiscal year ended December 31, 2006 was PricewaterhouseCoopers LLP (“PwC”). On December 29, 2006, PwC advised the Company that it declined to stand for reappointment as the Company’s independent registered public accounting firm to provide future services after completion of procedures regarding Form 10-Q for the quarter ended September 30, 2006 and completion of services related to the audit of the Company’s financial statements as of and for the year ending December 31, 2006 and the Form 10-K in which such financial statements were included. This decision was accepted by the Company’s Audit Committee. The Company does not anticipate that a representative of PwC will be present at the meeting.

On June 7, 2007, the Company engaged McGladrey & Pullen, LLP (“McGladrey”) as the Company’s new principal accountant. The Company has not previously consulted McGladrey regarding the application of accounting principles to a specific completed or contemplated transaction or as to the type of audit opinion that might be rendered, nor has the Company previously consulted McGladrey on any matter that was the subject of a disagreement (as described in Regulation S-K, Item 304(a)(l)(iv) of the rules and regulations of the SEC) or a reportable event (as described in Regulation S-K, Item 304(a)(l)(v)).

The reports of PwC on the Company’s financial statements as of and for the years ended December 31, 2006 and 2005, did not contain an adverse opinion or disclaimer of opinion but included an explanatory paragraph indicating substantial doubt about the Company’s ability to continue as a going concern.

During the years ended December 31, 2006 and 2005, there were no disagreements with PwC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PwC, would have caused it to make reference thereto in its reports on the Company’s financial statements for such years.

During the years ended December 31, 2006 and 2005, there were no reportable events as defined in Item 304 (a)(1)(v) of Regulation S-K except as follows.

The Company’s Annual Report on Form 10-K for the year ended December 31, 2006, filed on May 23, 2007, contained an adverse opinion from PwC with respect to the effectiveness of the Company’s internal control over financial reporting as of December 31, 2006. The following material weaknesses were disclosed by the Company in such Form 10-K report:

1.	Ineffective controls over the adequacy of segment disclosures. The Company did not maintain effective controls over the adequacy of its segment disclosures. Specifically, the Company did not maintain effective controls to ensure that significant changes to reporting practices (including changes to information reviewed by the chief operating decision maker) were considered in the determination of appropriate operating segments in accordance with generally accepted accounting principles. This control deficiency resulted in adjustments to the segment disclosure, allocation of goodwill to reporting units and computation of goodwill impairment in the interim consolidated financial statements of the Company for the quarter ended September 30, 2006. Additionally, this control deficiency could result in a material misstatement of goodwill and goodwill impairment expense and segment disclosure that would result in a material misstatement of annual or interim consolidated financial statements that would not be prevented or detected. Accordingly, the Company’s management has determined that this control deficiency constitutes a material weakness.

2.	Ineffective controls over the impairment analysis of goodwill and long-lived assets. The Company did not maintain effective controls over the accounting for the impairment of goodwill and long-lived assets in accordance with generally accepted accounting principles. Specifically, the Company did not maintain effective controls to ensure that assumptions used in the analysis of the impairments of goodwill and long-lived assets were accurate and that such estimates were reviewed by appropriate levels of management. This control deficiency resulted in adjustments to the interim consolidated financial statements of the Company for the quarter ended September 30, 2006. Additionally, this control deficiency could result in a material misstatement of goodwill, long-lived assets and impairment expense that would result in a material misstatement of annual or interim consolidated financial statements that would not be prevented or detected. Accordingly, the Company’s management has determined that this control deficiency constitutes a material weakness.

3.	Inadequate staffing in the United Kingdom. The Company did not maintain a sufficient complement of personnel in the United Kingdom to maintain an appropriate accounting and financial reporting organizational structure to support the activities of the Company. Specifically, the Company did not maintain personnel who provided the appropriate level of oversight over the financial reporting function and who had the appropriate level of accounting knowledge, experience and training in the application and implementation of generally accepted accounting principles in the United States. This arose primarily as a result of the decision during the fourth quarter of 2006 to sell the United Kingdom operations. This control deficiency resulted in audit adjustments to the Company’s 2006 annual consolidated financial statements. Additionally, this control deficiency could result in a material misstatement of the Company’s United Kingdom accounts and disclosures that would result in a material misstatement to the interim or annual consolidated financial statements that would not be prevented or detected. Accordingly, the Company’s management has determined that this control deficiency constitutes a material weakness.

The Company’s Annual Report on Form 10-K for the year ended December 31, 2005, which includes the consolidated financial statements as of December 31, 2005 and 2004 and for each of the three years in the period ended December 31, 2005 (the “2005 annual consolidated financial statements”), filed on March 31, 2006, contained an adverse opinion from PwC with respect to the effectiveness of the Company’s internal control over financial reporting as of December 31, 2005. The following material weaknesses were disclosed by the Company in such Form 10-K report:

1.	Ineffective controls over accounts receivable. The Company did not maintain effective controls over the valuation of its accounts receivable. Specifically, the Company failed to properly review its aged customers’ accounts receivable in order to value such receivables in accordance with generally accepted accounting principles. This control deficiency resulted in audit adjustments to the Company’s 2005 annual consolidated financial statements. Additionally, this control deficiency could result in a misstatement in accounts receivable, allowance for doubtful accounts and the related general and administrative expense accounts that would result in a material misstatement to the annual or interim consolidated financial statements that would not be prevented or detected. Accordingly, the Company’s management determined that this control deficiency constitutes a material weakness.

2.	Ineffective controls over equipment. The Company did not maintain effective controls over the completeness and accuracy of certain of its equipment, including the related depreciation expense. Specifically, a United Kingdom subsidiary failed to ensure the completeness and accuracy of costs used to capitalize security and processing compliance enhancements made to its ATM equipment. This control deficiency resulted in an audit adjustment to the Company’s 2005 consolidated financial statements. Additionally, this control deficiency could result in a misstatement in the equipment, accumulated depreciation, and the related depreciation expense accounts that would result in a material misstatement to the annual or interim consolidated financial statements that would not be prevented or detected. Accordingly, the Company’s management determined that this control deficiency constitutes a material weakness.

3.	Ineffective controls over accrued liabilities. The Company did not maintain effective controls over the completeness and accuracy of certain of its accrued liabilities and related expense accounts, including cost of goods sold. Specifically, a United Kingdom subsidiary failed to ensure the completeness and accuracy of its customer discounts and accruals for processing costs and services. This control deficiency resulted in audit adjustments to the Company’s 2005 annual consolidated financial statements. Additionally, this control deficiency could result in a misstatement in the accrued liabilities and related expense accounts, including cost of sales that would result in a material misstatement to the annual or interim consolidated financial statements that would not be prevented or detected. Accordingly, the Company’s management determined that this control deficiency constitutes a material weakness.

The Company’s management and Audit Committee have discussed the reportable events described above with PwC. The Company has authorized PwC to respond fully to the inquiries of McGladrey, as successor to PwC, concerning such matters.

The Company incurred the following fees for services performed by PwC for fiscal years 2006 and 2005:

Audit Fees:  The aggregate fees billed by PwC for professional services rendered for the audit of the Company’s annual financial statements for the year ended December 31, 2006, for the reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q for 2006, and assistance with the review of documents filed with the SEC for 2006 were $1,911,000. Audit fees for 2006 also included the audit of management’s report on the effectiveness of the Company’s internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act of 2002. Fees billed by PwC for the audit of the Company’s annual financial statements for 2005, for the reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q for 2005, and for assistance with review of documents filed with the SEC for 2005 were $1,858,000. Audit fees for 2006 and 2005 include fees billed in connection with the audit of the statutory financial statements of the Company’s United Kingdom subsidiaries.

Audit-Related Fees:  The aggregate fees billed by PwC for audit-related services were $22,000 in 2006 and $339,000 in 2005. Audit-related services include audits of TRM Inventory Funding Trust, the vehicle that provides the Company with cash to supply its ATMs, and financial due diligence on prospective acquisitions.

Tax Fees:  The aggregate fees billed by PwC for professional tax services were $135,000 in 2006 and $261,000 in 2005. Professional tax services during 2006 and 2005 consisted of compliance, planning and advice relating to United States, United Kingdom and Canadian taxes.

All Other Fees:  None.

The entirety of services provided by PwC for 2006 were provided by full-time employees of PwC.

PwC did not provide the Company with any non-audit services during 2006.

Exchange Act rules generally require any engagement by a public company of an accountant to provide audit or non-audit services to be pre-approved by the audit committee of that company. This pre-approval requirement is waived with respect to the provision of services other than audit, review or attest services if certain conditions as set forth in Rule 2-01(c)(7)(i)(C) under the Exchange Act are met. All of the audit-related and tax services described above were pre-approved by the audit committee and, therefore, were not provided pursuant to a waiver of the pre-approval requirements set forth in such rule.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Reports of all transactions in the Company’s common stock by insiders are required to be filed with the SEC pursuant to Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Based solely on its review of copies of the reports received by it, or representations of such reporting persons, the Company believes that during 2006 no officers, directors or beneficial owners failed to file reports of ownership and changes of ownership on a timely basis.

SHAREHOLDER PROPOSALS

Shareholder Proposals to Be Included in the Company’s Proxy Statement

Pursuant to and subject to the requirements of Rule 14a-8 under the Exchange Act, shareholders may present proposals for inclusion in the Company’s proxy statement and for consideration at the next annual meeting of its shareholders by submitting their proposals to the Company in a timely manner. In order to be included for the 2008 Annual Meeting, shareholder proposals must be received by the Company at its executive offices located at 1521 Locust Street, Second Floor, Philadelphia, Pennsylvania 19102 no later than February 22, 2008, and must otherwise comply with the requirements of Rule 14a-8.

Shareholder Proposals Not to Be Included in the Company’s Proxy Statement

Shareholders wishing to present proposals for action at an annual meeting apart from proposals to be included in the Company’s proxy statement must do so in accordance with the Company’s Bylaws. A shareholder must give timely notice of the proposed business to the Secretary at the Company’s executive offices referred to above. To be timely, a shareholder’s notice must be in writing, delivered to or mailed and received at the principal executive offices of the Company not less than 30 days nor more than 60 days prior to that year’s annual meeting; provided, however, that in the event less than 30 days’ notice of the meeting is given or made to shareholders, notice by the shareholder, to be timely, must be received no later than the close of business on the tenth day following the date on which such notice of the annual meeting was mailed. For each matter the shareholder proposes to bring before the meeting, the notice to the Secretary must include (i) a brief description of the matter proposed to be brought before the meeting, (ii) the name and address, as they appear in the Company’s books, of the shareholder proposing such business, (iii) the class and number of shares of the Company that are beneficially owned by the shareholder and (iv) any material interest of the shareholder in such matter. Proxy voting on any matter brought before the meeting as set forth in this paragraph will be subject to the discretionary voting authority of the designated proxy holders.

Shareholders wishing to nominate directly candidates for election to the Board of Directors at an annual meeting must do so in accordance with the Company’s Bylaws by giving timely notice in writing to the Secretary as described above. The notice must set forth (i) the information described by Items 401(a), (e) and (f) and Item 403(b) of Regulation S-K under the rules and regulations of the SEC relating to the candidate (ii) the class and number of shares of the Company which are beneficially owned by the nominating shareholder, and (iii) any material interest of the shareholder or of the nominee in the Company. The presiding officer at the annual meeting is required to determine whether any nomination was properly brought before the annual meeting in accordance with the Company’s Bylaws. If such officer determines that any person has not been properly nominated, such officer shall so declare at the meeting and any such nominee shall not be considered in the election.

SHAREHOLDER COMMUNICATIONS

The Board of Directors has established a process for shareholders to send communications to it. Shareholders who wish to communicate with the Board of Directors, or specific individual directors, may do so by directing correspondence addressed to such directors or director in care of Harmon Spolan, the Secretary, at the principal executive offices of the Company. Such correspondence shall prominently display the fact that it is a shareholder-board communication and whether the intended recipients are all or individual members of the Board of Directors. The Secretary has been authorized to screen commercial solicitations and materials which pose security risks, are unrelated to the business or governance of the Company or are otherwise inappropriate. The Secretary shall promptly forward any and all such shareholder communications to the entire Board of Directors or the individual director as appropriate. In the alternative, shareholder correspondence can be addressed to David Gitlin, Esquire, at Wolf, Block, Schorr & Solis-Cohen LLP, 1650 Arch Street, 22nd Floor, Philadelphia, Pennsylvania 19103.

OTHER MATTERS

The notice of annual meeting of shareholders provides for transaction of such other business as may properly come before the meeting. As of the date of this proxy statement, the Board of Directors has been advised of no matters to be presented for discussion at the meeting. However, the enclosed proxy gives discretionary authority to the persons named in the proxy in the event that any other matters should be properly presented to the shareholders.

SHAREHOLDERS SHARING AN ADDRESS

Shareholders sharing an address with another shareholder may receive only one annual report or one set of proxy materials at that address unless they have provided contrary instructions. Any such shareholder who wishes to receive a separate copy of the annual report or a separate set of proxy materials now or in the future may write or call the Company to request a separate copy of these materials from: Investor Relations, 5208 N.E. 122d Avenue, Portland, Oregon 97230; telephone number (503) 257-8766. The Company will promptly deliver a copy of the requested materials.

Similarly, shareholders sharing an address with another shareholder who have received multiple copies of the Company’s proxy materials may write or call the above address and phone number to request delivery of a single copy of these materials.

ANNUAL REPORT ON FORM 10-K

The Company’s 2006 Annual Report on Form-K, including the financial statements and management’s discussion and analysis of financial condition and results of operations for the year ended December 31, 2006, is being sent to shareholders of record as of June 12, 2007 with this proxy statement. Shareholders of record as of June 12, 2007, and beneficial owners of the Company’s common stock on that date, may obtain from the Company without charge a copy of the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission, exclusive of the exhibits thereto, by a request in writing. Any such request from a beneficial owner of the Company’s common stock must set forth a good faith representation that, as of the record date for this solicitation, June 12, 2007, the person making the request was the beneficial owner of the Company’s common stock. Such written requests should be directed to the Company at 5208 N.E. 122nd Avenue, Portland, Oregon 97230, Attention: Investor Relations.

Portland, Oregon
June 18, 2007

REVOCABLE PROXY

PLEASE MARK VOTES
☒	AS IN THIS EXAMPLE

THIS PROXY IS SOLICITED ON BEHALF OF THE
BOARD OF DIRECTORS FOR
THE 2007 ANNUAL MEETING OF SHAREHOLDERS –
July 19, 2007
The undersigned hereby appoints Jeffrey F. Brotman and Julie H. Wilson, and each of them, as proxies with full power of substitution, and authorizes them to represent and to vote on behalf of the undersigned all shares which the undersigned would be entitled to vote if personally present at the 2007 Annual Meeting of Shareholders of TRM CORPORATION to be held on July 19, 2007, and any adjournments thereof, with respect to the following:

For All
1.	ELECTION OF DIRECTORS:	For	Withhold	Except
		☐	☐	☐

Nancy Alperin (3-year term)
Tony C. Banks (1-year term)
Richard B. Stern (2-year term)
John S. White (3-year term)
INSTRUCTION: To withhold authority to vote for any individual nominee, mark “For All Except” and write that nominee’s name in the space provided below:

     Either or both of the proxies (or substitutes) present at the meeting may exercise all powers granted hereby.

     THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS. IN ADDITION, THE PROXIES MAY VOTE AT THEIR DISCRETION ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

Please be sure to sign in the box below	Date
and date this Proxy.

Shareholder sign above           Co-holder (if any) sign above

     Please date and sign exactly as your name or names appear hereon. If more than one name appears, all should sign. Joint owners should each sign personally. Corporate proxies should be signed in full corporate name by an authorized officer and attested. Persons signing in a fiduciary capacity should indicate their full title and authority.

é Detach above card, sign, date and mail in the postage paid envelope provided. é

5208 N.E. 122nd Avenue Portland, Oregon 97230-1074

PLEASE ACT PROMPTLY
SIGN, DATE & MAIL YOUR PROXY CARD TODAY
IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.